Filed Pursuant to Rule 433

Free Writing Prospectus dated March 6, 2018

Relating to Preliminary Prospectus dated March 5, 2018

Registration Statement No. 333- 223438

Explanatory Note

This free writing prospectus is being distributed in order to update the “Summary—Concurrent Share Repurchase” section of the preliminary prospectus supplement (the “Preliminary Prospectus Supplement”) of Park Hotels & Resorts Inc. (the “Company”), and related disclosure contained elsewhere in the Preliminary Prospectus Supplement, since the date the Company filed the Preliminary Prospectus Supplement on March 5, 2018.

Concurrent Share Repurchase

The Preliminary Prospectus Supplement previously disclosed that the Company intended to repurchase from the selling stockholder 10,000,000 shares of the Company’s common stock, with the ability to increase the number of shares repurchased up to an aggregate of 15,750,000 shares. On March 6, 2018, the Company elected to increase the number of shares to be repurchased from the selling stockholder from 10,000,000 shares to 14,000,000 shares.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-888-603-5847 or 1-866-803-9204.